EXHIBIT 99.1

2929 Seventh Street, Suite 100 Berkeley, CA 94710
Contact:
Dynavax Technologies Corporation
Shari Annes
Corporate Communications
Phone (650) 888-0902
Email: sannes@dynavax.com
Dynavax Initiates Phase 1 Clinical Trial in Metastatic Colorectal Cancer
Combination of TLR9 Agonist and Chemotherapy Regimen Studied
Berkeley, CA — December 5, 2006 — Dynavax Technologies Corporation (Nasdaq: DVAX) announced today the initiation of a Phase 1 dose escalation clinical trial of its TLR9 agonist in combination with a standard chemotherapeutic regimen for metastatic colorectal cancer. The enrollment target of the trial is 15 patients, all of whom will have been previously treated for colorectal cancer but had a recurrence of the disease. The trial, which will be conducted at three centers in the United States, is designed to identify the optimum dose and to yield safety and tolerability data for escalating doses of a Dynavax TLR9 agonist administered with irinotecan and cetuximab. The company anticipates that the trial will be completed in the first half of 2007 and plans to use the data to design a larger Phase 2 multicenter, randomized controlled trial in metastatic colorectal cancer. Initiation of a Phase 2 study in this indication is expected in 2007.
“In preclinical studies, our TLR9 agonist has shown anti-tumor activity when administered alone and in combination with monoclonal antibodies or chemotherapeutic agents. Even with the tremendous advances in the treatment of this disease, the prognosis of metastatic colorectal cancer remains poor for most patients and additional approaches are still needed. We believe our drug candidate may be able to enhance the therapeutic benefit from the current standard-of-care chemotherapies,” noted Dr. Eduardo Martins, Vice President, Clinical Development.
Dynavax indicated that the trial is the first of several slated to enter the clinic with funding from Symphony Capital. In April, 2006, Symphony committed $50 million to Dynavax to advance the cancer program and two other new therapeutic indications — chronic hepatitis B and chronic hepatitis C — into human clinical trials. The oncology program is designed to give Dynavax and Symphony a deeper understanding of the role of TLR9 agonists in the treatment of cancer. An ongoing Phase II trial funded by the National Institutes of Health is evaluating the use of a TLR9 agonist with Rituxan in non-Hodgkins Lymphoma.
About Dynavax
Dynavax Technologies Corporation discovers, develops, and intends to commercialize innovative TLR9 agonist-based products to treat and prevent allergies, infectious diseases, cancer, and chronic inflammatory diseases using versatile, proprietary approaches that alter immune system responses in highly specific ways. Our TLR9 agonists are based on immunostimulatory sequences, or ISS, which are short DNA sequences that enhance the ability of the immune system to fight disease and control chronic inflammation. Our pipeline includes: TOLAMBA™, a ragweed allergy immunotherapeutic, for which a major safety and efficacy trial (DARTT) is currently underway, and that is in a supportive clinical trial in ragweed allergic children; HEPLISAV™, a hepatitis B vaccine in Phase 3; a therapy for non-Hodgkin’s lymphoma in Phase 2 and a therapy for metastatic colorectal cancer in Phase 1. Our pre-clinical asthma and COPD programs are partnered with AstraZeneca. Funding for our colorectal cancer program and our preclinical programs in hepatitis B and hepatitis C therapies and for an influenza vaccine has been provided by Symphony Dynamo, Inc. and the NIH, and these programs represent future partnering opportunities. For more information, please visit www.dynavax.com.
This press release contains forward-looking statements that are subject to a number of risks and uncertainties, including statements about the potential safety and therapeutic benefit of our cancer drug candidate and the timing of initiation and completion of clinical trials. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including difficulties or delays in development, including our ability to commence, enroll and complete anticipated clinical trials and the results of such clinical trials (including product safety issues and efficacy results) and the impact of those results on the initiation or continuation of subsequent trials, achieving our collaborative and licensing agreement objectives and obtaining regulatory approval for our products; the scope and validity of patent protection for our products; possible claims against us on the patent rights of others; competition from other companies; our ability to obtain additional financing to support our operations; and other risks detailed in the “Risk Factors” section of our Annual Report on Form 10-K and Quarterly Report on Form 10-Q. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.
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